UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 20, 2008
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200 N/A (Former name or former address if changed since last report.)

Section 2 - Financial Information

Item 2.02 - Results of Operations and Financial Condition.

On February 20, 2008, the registrant issued the following press release announcing financial results for the fourth quarter and full year periods ended December 29, 2007:

News Release
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Integrated Corporate Relations James Palczynski/David Griffith 203-682-8200

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS STRONG GROWTH; ISSUES 2008 GUIDANCE
Revenue for 2007 grew 9% EPS for 2007 increased from $0.22 to $0.45 Per Share Fourth Quarter Earnings Improved 22% to $0.22 Per Share 2008 EPS Guidance $0.48 to $0.50 (+14% to +19%)

Lincoln, RI - February 20, 2008 - A.T. Cross Company (AMEX: ATX) today announced financial results for the fourth quarter and full year ended December 29, 2007.

Fourth Quarter Results

Consolidated sales for the fourth quarter of 2007 increased 5.2% to $47.7 million compared to $45.3 million in the fourth quarter of 2006. The Cross Accessory Division recorded revenue of $40.4 million, up 2.6% compared to the same period last year. The Cross Optical Group, comprised of Costa Del Mar, had a fourth quarter sales increase of 23.1% to $7.3 million.

Gross margin in the fourth quarter increased 490 basis points to 55.6%, compared to 50.7% in last year's fourth quarter, as both segments reported continued improvements in gross margins. Operating expenses were $21.4 million, or 44.8% of sales in the quarter, versus $18.9 million, or 41.7% of sales for the same period a year ago. Consolidated operating income in the fourth quarter was $5.1 million, or 10.8% of sales, versus $4.1 million, or 9.0% of sales in the prior year fourth quarter.

Net income for the fourth quarter was $3.3 million, or $0.22 per basic share, compared to $2.7 million, or $0.18 per basic share, last year.

Full Year Results

Consolidated sales in 2007 increased 9.0% to $151.9 million compared to $139.3 million in 2006. Cross Accessory Division revenue was $115.3 million, up 3.0% from $111.9 million in the prior year. Costa Del Mar's net sales increased 33.5% to $36.6 million, versus $27.4 million in the prior year. For 2007, net income doubled to $6.7 million or $0.45 per basic share, compared to $3.3 million or $0.22 per basic share in 2006. The income tax provision for the year was favorably impacted by the recognition of tax benefits, the realization of which were previously considered uncertain. These tax benefits favorably impacted results by $0.03 per share for the full year 2007.

Guidance

In 2008, the Company currently anticipates to grow consolidated 2008 revenue between 6% to 8%. EPS is expected to be in the range between $0.48 and $0.50. This is 14% to 19% above our 2007 recurring EPS.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, "We are very pleased with the progress our Company made in 2007. The business performed very well during a challenging time for retailers. We believe our results underscore the strength of our brands, the quality of our products and the excellent execution of well thought out strategies."

Mr. Whalen continued, "Our strategic initiatives for fiscal 2008 are to grow the Cross brand and to continue to make improvements in our Accessory Division cost structure. We will relentlessly pursue greater profit from this division. We will also continue to build the Costa Del Mar sunglass business by broadening its distribution into new markets, expanding its demographic reach to younger consumers and women, and delivering world class products and technology. We believe that Costa has a clear national opportunity and that we are still in the early stages of the brand's development. The transformation of A.T. Cross will continue in 2008. We look forward to providing our shareholders with another strong year."

Conference Call

The Company's management will host a conference call today, February 20, 2008 at 4:30 PM Eastern Time. Parties interested in participating in the conference call may dial-in at (888) 747-4655, while international callers may dial-in at (913) 312-0854. A live webcast of the call will be accessible on the Company's website at www.cross.com or www.viavid.net. The webcast will be archived for 30 days on these sites, while a telephone replay of the call will be available beginning at 7:30 PM Eastern Time on February 20, 2008 through February 28, 2008 at (888) 203-1112 or (719) 457-0820 for international callers, and entering the pass code of 9420686.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. Cross products, including award-winning quality writing instruments, leather goods, timepieces, and business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com and the Costa Del Mar website at www.costadelmar.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected positive revenue and earnings performance of the Cross Accessory Division and reduction in its cost structure.) In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to consumers' and retailers' demand for the Company's existing and new writing instrument and extension products, retailers' support for the Company's merchandising initiatives, and the ability of the Company to match forecasts and production with consumer demand, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of February 20, 2008. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)
A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Twelve Months Ended
		December 29,	December 30,	December 29,	December 30,
		2007	2006	2007	2006

	Net sales	$47,723	$45,346	$151,885	$139,336
	Cost of goods sold	21,189	22,349	66,610	65,873
	Gross Profit	26,534	22,997	85,275	73,463
	Selling, general and administrative expenses	19,091	16,380	66,933	59,155
	Service and distribution costs	1,678	1,296	5,993	5,407
	Research and development expenses	634	713	2,529	2,407
	Restructuring charges	0	526	285	1,695
	Operating Income	5,131	4,082	9,535	4,799
	Interest and other income (expense)	63	(169)	(170)	(325)
	Income Before Income Taxes	5,194	3,913	9,365	4,474
	Income tax provision	1,944	1,226	2,638	1,187
	Net Income	$ 3,250	$ 2,687	$ 6,727	$ 3,287

	Net Income per Share:
	Basic	$0.22	$ 0.18	$0.45	$0.22
	Diluted	$0.21	$ 0.18	$0.43	$0.22
	Weighted Average Shares Outstanding:
	Basic	15,090	14,712	14,946	14,703
	Diluted	15,676	15,069	15,551	14,900

		Three Months Ended		Twelve Months Ended
		December 29,	December 30,	December 29,	December 30,
		2007	2006	2007	2006

Segment Data:	Cross Accessory Division
	Net Sales	$40,425	$39,416	$115,313	$111,942
	Operating Income	4,394	3,400	3,655	624
	Interest and Other Income (Expense)	75	(171)	(113)	(323)
	Income Before Income Taxes	4,469	3,229	3,542	301

Segment Data:	Cross Optical Group
	Net Sales	$ 7,298	$ 5,930	$36,572	$27,394
	Operating Income	737	682	5,880	4,175
	Interest and Other (Expense) Income	(12)	2	(57)	(2)
	Income Before Income Taxes	725	684	5,823	4,173

		Three Months Ended		Twelve Months Ended
		December 29,	December 30,	December 29,	December 30,
		2007	2006	2007	2006
	Cross Accessory Division Sales Data:
	Americas	$17,686	$18,061	$49,921	$52,065
	Europe, Middle East and Africa	17,103	15,782	43,420	38,809
	Asia Pacific	5,184	4,837	19,448	18,485
	Other	452	736	2,524	2,583
	Total Net Sales	$40,425	$39,416	$115,313	$111,942

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 29, 2007	December 30, 2006
Assets
Cash and cash equivalents	$ 13,572	$ 11,307
Accounts receivable	31,382	31,990
Inventories	31,804	24,922
Deferred income taxes	5,237	5,103
Other current assets	8,330	5,153
Total Current Assets	90,325	78,475

Property, plant and equipment, net	17,248	22,536
Goodwill	7,288	7,288
Intangibles and other assets	5,960	5,064
Deferred income taxes	8,217	6,083

Total Assets	$129,038	$119,446

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$ 27,070	$ 27,899
Retirement plan obligations	2,353	2,397
Total Current Liabilities	29,423	30,296

Retirement plan obligations	5,067	7,779
Deferred gain on sale of real estate	4,302	0
Long-term debt, less current maturities	2,925	7,100
Other long-term liabilities	2,791	0
Accrued warranty costs	1,315	1,308
Shareholders' equity	83,215	72,963

Total Liabilities and Shareholders' Equity	$129,038	$119,446

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: February 20, 2008	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer